COMMON STOCK PURCHASE AGREEMENT
                        -------------------------------

This agreement is entered into this 26th day of January, 1999 by and between Alex Bruni, (hereinafter referred to as "Seller"), and LCS Golf, Inc., a Delaware Corporation, (hereinafter referred to as "Buyer").

Whereas, Seller owns or controls all (100%) of the common capital stock of Play Golf Now, Inc., a New York Corporation, said shares in total being 100% of the common capital shares of Play Golf Now, Inc., and has agreed to sell said shares to Buyer, and,

Whereas, Buyer is desirous of buying the shares so owned by Seller, said sale and purchase to be upon the terms and conditions set forth herein,

NOW, THEREFORE, for mutual consideration set out herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 PURCHASE PRICE
                                 --------------


1. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller all (100%) of the common capital stock of Play Golf Now, Inc., (hereinafter referred to as the "Corporation") such shares constituting all of the issued and outstanding, and authorized and unissued, and treasury shares of the Corporation for a total purchase price of 200,000 transfer restricted common capital shares of the Buyer (hereinafter referred to as the "immediately issued" shares) and an unconditional option to purchase an additional 200,000 common capital shares of the Buyer at the purchase price of $0.60 per share if exercised in whole or in part on or before January 25, 2001.

1.1 The stock representing the immediately issued portion of the purchase price shall be delivered as follows 200,000 shares upon execution of this agreement shall be transferred to the Seller, to be held pursuant to restrictive legend by the Seller for a period of one year from the date of issuance of the shares.

1.2 As regards the immediately issued shares, if the price of the Buyer is less than $1.00 per share one year from the date of issuance of the shares, so many additional shares shall be paid over to the Seller by the Buyer such that the total amount of shares transferred by the Buyer to the Seller shall be equal to $200,000 based on the then current sales price of the Buyer's shares on the open market. No Reduction in shares will be made if the then current sales price exceeds $1.00 per share.

1.3 The parties also agree that Alex Bruni will remain employed by LCS Golf, Inc. as the Chief Operating Officer of Play Golf Now, Inc. and Golf Universe, Inc. for period two years, renewable upon the further agreement of the parties. During this period of employment Mr. Bruni will be compensated at the rate of $104,000 per annum, payable bi-weekly. Mr. Bruni will run the companies on a day-to-day basis while he remains in good standing with the parent company. However, compensation under this agreement of employment shall not commence until the earlier of (1) the date on which Buyer has raised at least $2,000,000 from a planned secondary stock offering or (2) May 28, 1999.

1.4 The sales price agreed upon herein is based upon the condition of Play Golf Now, Inc. on January 26, 1999, and upon a schedule of assets and liabilities of Play Golf Now, Inc. as of that date which schedule is attached hereto and made a part hereof as Schedule "A". If the position of the company materially changes prior to the execution of this agreement, the parties may agree to adjust the purchase price or withdraw without further obligation accordingly. All of the assets of Play Golf Now, Inc. including machinery, equipment, inventory, work in progress, goodwill, company name, accounts receivable, notes receivable, motor vehicles, patents, trademarks, copyrights, service marks, intangibles, Websites, Domain Names, and intellectual property, are included in the sale.

1.5 Upon execution of this agreement, Seller shall deliver to the attorney for the Buyer (1) 100% of the stock of Play Golf Now, Inc., (2) all of the Corporate books and records of Play Golf Now, Inc. (3) minutes of Play Golf Now, Inc. satisfactory to the Buyer approving the sale, (4) the resignations of all of the Officers and Directors of Play Golf Now, Inc. (5) copies or originals of all of the contracts, including all leases, entered into by Play Golf Now, Inc. up to the date of closing. The share certificates representing the shares of Play Golf Now, Inc. to be sold hereunder shall be duly endorced so as to make the Buyer or it's designee the sole holder thereof, free and clear of all claims and encumbrances.

                           REPRESENTATIONS OF SELLER
                           -------------------------

2. Seller hereby represents and warrants to the extent of the facts known to the parties, that, effective this date, the representations listed below are true and correct.

2.1 The common shares of Play Golf Now, Inc. sold this agreement will be free from all claims, liens, or other encumbrances, including any claim of Seller in and to the said shares, and Seller has the unqualified right to transfer and dispose of such shares.

2.2 All of the issued and outstanding shares of Play Golf Now, Inc. are validly issued, fully-paid and nonassessable. The Seller shall deliver to the Buyer the Corporation's Certificate of Incorporation. Articles of Incorporation and By-laws, along with a Certificate of Good Standing valid as of the date of this agreement.

2.3 To the best of the Seller's knowledge, there are non actions, suits, proceedings or investigations, pending or threatened, in law or in equity, or before any governmental body whatsoever, which may result in any material adverse change in the business, operations, properties or assets, or in the condition, financial or otherwise of Play Golf Now, Inc.

2.4 Play Golf Now, Inc. has complied, to the best knowledge of the Seller, in all material respects with all laws, regulations and orders applicable to their business. Play Golf Now, Inc. has no debt, liabilities or obligations of any kind or nature whatsoever, whether contingent or fixed, liquidated or unliquidated which do not appear on Schedule "A". Upon receiving payment hereunder, the Seller shall submit to the Buyer certified minutes appointing such Directors of Play Golf Now, Inc. as the Buyer designates, and financial statements current to December 31, 1998.

2.5 The execution and carrying out of this agreement does not violate the corporate charter or By-laws of Play Golf Now, Inc., or the laws of the State of New York.


                            REPRESENTATIONS OF BUYER
                            ------------------------

3. Buyer is purchasing the shares of the Corporation for investment purposes and not with a view toward distribution. Buyer understands that any shares being purchased pursuant to this agreement are restricted shares, as that term is defined in Rule 144 under the Securities Act of 1933 of the United States of America and the certificates evidencing ownership of such shares shall contain restrictive legends, if necessary, to such effect.

The certificate(s) for the shares of the Buyer delivered to the Seller hereunder shall bear on their face the following restrictive legend:

          "No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."


                               GENERAL PROVISIONS
                               ------------------

4. Certain documents may be delivered subsequent to the date of this agreement upon the mutual agreement of the parties hereto. Stock certificates, duly endorsed in blank, shall be provided to the Buyer and Seller at the execution of this agreement.

4.1 Any failure on the part of any party hereto comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

4.2 Any and all disputes and differences between and among the parties with respect to the construction or performance of this agreement shall be resolved by arbitration before a one-arbitrator panel of the American Arbitration Association in New York City.

4.3 This agreement shall be governed by the laws of the State of New York except to the extent the laws of the State of Delaware shall apply.

4.4 Alex Bruni agrees not to engage in any business Substantially similar to the business of Play Golf Now, Inc., for a period of one year from the date of execution of the agreement within the United States.

4.5 This is the entire agreement of the parties. This agreement supercedes all previous contracts either oral or written before the date of this agreement between the parties. This agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There are no oral promises, conditions, representations, understandings or interpretations of any kind as conditions or inducements to the execution hereof.

4.6 Each party hereto shall bear all expenses, costs and fees incurred or assumed by it in connection with the preparation and execution of this agreement whether or not the sale and purchase herein provided for shall be in fact effectuated.

4.7 The descriptive headings contained in this agreement are inserted for convenience only and are of no force and effect whatsoever.

4.8 For the convenience of the parties, any number of counterparts of this agreement may be executed by any one or more parties hereto and each such executed counterpart shall be and shall be deemed to be an original instrument, and to have the force and effect of an original but all of which shall constitute, and shall be deemed to constitute in the aggregate but one and the same instrument.

4.9 The Buyer and the Seller convenant and agree, each with the other, that any such party hereto shall from time to time execute and deliver all such further instruments or documents and shall take or cause to be taken such further action or actions as may be reasonably deemed necessary in order to carry out the intent and purposes of this agreement, including the execution of an appropriate employment agreement between Buyer and Mr. Bruni.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUYER:


/s/ Michael D. Mitchell
-----------------------------------
LCS GOLF, INC.
By: Dr. Michael D. Mitchell, President


SELLER


/s/ Alex Bruni
-----------------------------------
Alex Bruni